Exhibit 99.1

Contacts:
Investors:	Media:
Risa Fisher	Adam Grossberg
rfisher@webmd.net	agrossberg@webmd.net
212-624-3817	212-624-3790

William J. Marino Joins WebMD’s Board of Directors

NEW YORK, NY (April 30, 2014) — WebMD Health Corp. (NASDAQ:WBMD) today announced that its Board of Directors has unanimously appointed health care industry veteran William J. Marino to the Company’s Board. Mr. Marino served as Chairman, President and Chief Executive Officer of Horizon Blue Cross Blue Shield of New Jersey, the state’s largest health insurer until he retired in 2011. During that time, he also served as Co-Chairman of America’s Health Insurance Plans (AHIP), Chairman of the National Institute for Health Care Management (NIHCM) and on the Board of Directors of the Blue Cross Blue Shield Association (BCBSA).

Mr. Marino is joining the Board as an additional Class III director. Class III directors’ terms expire at the Company’s 2014 Annual Meeting of Stockholders. His appointment expands the size of WebMD’s Board from nine to 10 members.

“Bill was at the helm of a leading health insurer for 17 years, and we are pleased to welcome a business leader of his caliber to WebMD’s Board of Directors,” said Martin J. Wygod, Chairman of the Board of WebMD. “WebMD will benefit greatly from Bill’s expertise in health insurance and employee benefits, as well as from his deep understanding of the health care landscape, particularly as we work to build new revenue streams in this rapidly changing environment.”

“WebMD has an unparalleled set of assets, and is well positioned to benefit from major changes taking shape in our health care system,” said Marino. “I look forward to working with management and the Board to capture these opportunities and create value for shareholders.”

Mr. Marino is also a member of the Board of Directors of two publicly-traded corporations: Sealed Air Corporation and Sun Bancorp, Inc. Mr. Marino also serves as the Co-Chairman of the Board of Directors of the New Jersey Performing Arts Center (NJPAC) and a member of the Board of the New Jersey Symphony Orchestra. He is a member of the Campaign Committee of Saint Vincent Academy and a member of the Board of Trustees of Delbarton School in Morristown.

About WebMD

WebMD Health Corp. (NASDAQ: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers, and health plans through our public and private online portals, mobile platforms and health-focused publications.

The WebMD Health Network includes WebMD Health, Medscape, MedicineNet, eMedicineHealth, RxList, Medscape Education and other owned WebMD sites.

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All statements contained in this press release, other than statements of historical fact, are forward-looking statements. These statements are based on our current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements, including risks and uncertainties regarding: competition for advertisers and sponsors for our public portals and mobile platforms; changes in financial markets; changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.